FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES AMENDS CREDIT AGREEMENT

TO PROVIDE FOR AN INCREASE IN REVOLVING CREDIT FACILITY

Valley National Bank Joins as Lender

Edgewood, N.Y. (December 6, 2012) – CPI Aerostructures, Inc. (“CPI Aero”) (NYSE MKT: CVU) announced today that it has amended its existing credit agreement to increase revolving credit commitments from $17 million to $35 million and to continue a $3.9 million principal balance term loan. The revolving credit line was extended four years until December 5, 2016. The facility permits CPI Aero to request increases in revolving credit commitments to up to $50 million in aggregate. Valley National Bank joined Sovereign Bank, N.A. as a lender under the facility.

Edward J. Fred, CPI Aero’s CEO & President stated, “We are pleased to have Sovereign Bank once again participate in the Company’s growth and be our partner as we look to expand our business further. We are also excited to have Valley National Bank join this lending team and look forward to a long and fruitful relationship with them, as we have experienced with Sovereign Bank.

“This increase in total borrowing capability allows us to continue to bid on programs of significant magnitude, to work on accelerating our growth and to enhance our long-term visibility. We once again thank Sovereign Bank and Valley National Bank for their support as we meet the challenges of a growing organization,” Mr. Fred concluded.

About CPI Aero

CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the Embaer Phenom 300, the Cessna Citation X, the C-5A Galaxy cargo jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011 and its Form 10-Qs for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati	212/836-9611
631/586-5200	Linda Latman	212/836-9609
www.cpiaero.com	www.theequitygroup.com